CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Registration Statement on Form N-2 of Cornerstone Total Return Fund, Inc. and to the use of our report dated February 23, 2016 on the financial statements and financial highlights of Cornerstone Total Return Fund, Inc.  Such financial statements and financial highlights appear in the 2015 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/ TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
August 5, 2016